EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement ("Agreement") is made effective as of May 21, 2012 ("Effective Date"), by and between Latitude Solutions, Inc. ("Company") and Jerry Langdon ("Executive").

The parties agree as follows:

1. Employment. Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Executive is employed as Chief Executive Officer and Chairman of the Board of Directors and shall have the duties and responsibilities assigned by Company's Board of Directors ("Board of Directors") both upon initial hire and as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive.

2.2 Best Efforts/Full-time. Executive will expend Executive's best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive's full business time and efforts to the performance of Executive's assigned duties for Company, unless Executive notifies the Board of Directors in advance of Executive's intent to engage in other paid work and receives the Board of Directors' express written consent to do so. Nothing herein would specifically prevent Executive from serving on the Board of Directors of another company so long as such service does not constitute a conflict of interest, does not otherwise interfere with his duties to the Company and is approved by the Board of Directors of the Company.

3. Term. Executive's employment shall commence for an initial term commencing on the Effective Date of this Agreement and continuing for three years following the Effective Date, unless terminated sooner as defined in Section 7 ("Initial Term"). Should Executive's employment continue with Company following the Initial Term, Executive's employment will revert to an at-will employment relationship, where either he or the Company may terminate his employment with or without cause and with or without notice and with no entitlement to the severance described in Section 7 of this Agreement. Further, should Executive's employment continue following the Initial Term, Executive's position, duties, responsibilities, and compensation may be adjusted or changed at the sole discretion of Company.

4. Compensation.

4.1 Base Salary. As compensation for Executive's performance of Executive's duties hereunder, Company shall pay to Executive an initial Base Salary of $200,000.00 per year, payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security

and all other employment taxes and payroll deductions. In the event Executive's employment under this Agreement is terminated by either party, for any reason, Executive will earn the Base Salary prorated to the date of termination.

4.2 2012 Bonus. Executive shall be entitled to earn a bonus with respect to calendar year 2012 of up to a maximum aggregate amount of $200,000 (the "2012 Maximum Bonus") based on the achievement, as determined by the Board of Directors, of any combination of the milestones specified in paragraphs (a) and (b) of this Section 4.2. The milestones, the timing of the determination of their achievement and the timing of the payment of the bonus earned, if any, shall be as follows:

(a) Investment Milestone. Executive shall be eligible to earn as a bonus an amount equal to 5% of the principal amount of new equity investments in the Company completed during calendar year 2012 by persons introduced to the Company by Executive. To be credited toward the achievement of this investment milestone, (i) an equity investment by a person introduced to the Company by Executive must be made on terms that are at least as favorable to the Company as the terms on which equity investments are being offered simultaneously by the Company to third parties who have not been introduced by Executive (a "Qualifying Investment") or otherwise acceptable to the Board of Directors, and (ii) Executive must remain an employee of the Company in good standing as of the date on which the bonus is to be paid to him. As of the last day of each calendar month during 2012 completed following the Effective Date, the Board of Directors shall determine the amount of Qualifying Investments, if any, completed during such month and the amount of the bonus for such month earned by Executive with respect to such completed Qualifying Investments (the "Earned Investment Milestone Bonus"). Provided that Executive remains an employee of the Company in good standing as of the next payroll date following the end of such month, Executive shall be paid in cash on such payroll date an amount equal to the Earned Investment Milestone Bonus for such prior month or the portion thereof which, when aggregated with all bonuses paid to Executive pursuant to this Section 4.2, does not exceed the 2012 Maximum Bonus, less required deductions for state and federal withholding tax, social security and all other employment taxes.

(b) Machine Deployment Milestone. Executive shall be eligible to earn as a bonus an amount determined on the basis of the number of Qualifying Machines (Qualifying Machines are defined as Electro Precipitation™ Integrated Water Systems™, or other replacement machines, which may be used for the purpose of meeting the needs of the customer, consistent with the business purposal of the Company) deployed in the field by the Company during calendar year 2012 which are operating at a minimum of 50% of their maximum capacity by December 31, 2012, as determined by the Board of Directors (each a "Qualifying Machine"), as follows:

(i) Six Qualifying Machines: $66,666

(ii) Nine Qualifying Machines: $133,333

(iii) Twelve Qualifying Machines: 200,000

The Board of Directors shall determine as of December 31, 2012 the extent, if any, to which this machine deployment milestone has been achieved during 2012 and the amount of bonus earned by Executive with respect to such achievement (the "Earned Machine Deployment Milestone Bonus"). Provided that Executive remains an employee of the Company in good standing as of the next payroll date following December 31, 2012, Executive shall be paid in cash on such payroll date an amount equal to the Earned Machine Deployment Milestone Bonus or the portion thereof which, when aggregated with all bonuses paid to Executive pursuant to this Section 4.2, does not exceed the 2012 Maximum Bonus, less required deductions for state and federal withholding tax, social security and all other employment taxes.

4.3 2013 Bonus. Executive shall be eligible to earn as a bonus with respect to calendar year 2013 a number of shares of common stock of the Company on the basis of the gross revenue earned and reported by the Company for calendar year 2013, as follows (without interpolation of the number of shares):

(a) Gross revenue of at least $7.5 million but less than $12.5 million: 66,666 shares of common stock.

(b) Gross revenue of at least $12.5 million but less than $20 million: 133,333 shares of common stock.

(c) Gross revenue of $20 million or more: 200,000 shares of common stock.

For the purposes of this Section 4.3, gross revenue for calendar year 2013 shall be the amount of 2013 gross revenue (i) as reported in the Company's audited financial statements prepared for such year, provided that such financial statements have been delivered to and accepted by the Board of Directors on or before April 1, 2014 or (ii) as determined by the Board of Directors in its discretion if such financial statements have not been delivered to and accepted by the Board of Directors on or before April 1, 2014. Provided that Executive then remains an employee of the Company in good standing, the number of shares of Company common stock determined pursuant to this Section 4.3 shall be granted to Executive as a bonus on April 15, 2014. Executive shall not be required to pay any monetary purchase price for such shares, but shall be required to make provisions acceptable to the Company for the payment of all required tax withholding with respect to such bonus as a condition to the issuance to Executive of such shares. The shares granted to Executive pursuant to this Section 4.3 shall be fully vested as of the date of grant, and such grant shall be evidenced by a restricted stock agreement in a form approved by the Board of Directors, which Executive shall be required to execute as a condition of grant. The issuance of shares pursuant to this Section 4.3 shall be subject to compliance with all applicable federal and state securities laws.

4.4 2014 Bonus. Executive shall be eligible to earn as a bonus with respect to calendar year 2014 a number of shares of common stock of the Company on

the basis of the gross revenue earned and reported by the Company for calendar year 2014, as follows (without interpolation of the number of shares):

(a) Gross revenue of at least $15 million but less than $25 million: 66,666 shares of common stock.

(b) Gross revenue of at least $25 million but less than $35 million: 133,333 shares of common stock.

(c) Gross revenue of $35 million or more: 200,000 shares of common stock.

For the purposes of this Section 4.4, gross revenue for calendar year 2014, the grant of the number of shares earned, if any, and the provisions applicable to such shares shall be substantially as set forth in Section 4.3, with appropriate adjustments for the applicable calendar year.

4.5 Initial Restricted Stock Award. As soon as practicable following the Effective Date, Executive shall be granted as an initial bonus an award of 200,000 shares of the common stock of the Company. Executive shall not be required to pay any monetary purchase price for such shares, but shall be required to make provisions acceptable to the Company for the payment of all required tax withholding with respect to such bonus as a condition to the issuance to Executive of such shares. The shares granted to Executive pursuant to this Section 4.5 shall be fully vested as of the date of grant, and such grant shall be evidenced by a restricted stock agreement in a form approved by the Board of Directors, which Executive shall be required to execute as a condition of grant. The issuance of shares pursuant to this Section 4.5 shall be subject to compliance with all applicable federal and state securities laws.

4.6 Stock Options. Upon approval by the Board of Directors, Executive will be granted a nonstatutory stock option to purchase 1,100,000 shares of the Company's common stock at an exercise price per share equal to the fair market value of a share of Company common stock on the date of the grant (the "Option"). Subject to Executive's continued employment with the Company through the applicable date, the Option shall vest and become exercisable in three substantially equal annual installments on the first three anniversaries of the Effective Date and shall have a term of 10 years. The Option will be subject to the terms and conditions of a stock option agreement in a form approved by the Board of Directors, which Executive shall be required to execute as a condition of grant. The grant of the Option and issuance of shares pursuant to its exercise shall be subject to compliance with all applicable federal and state securities laws.

5. Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company, including health insurance and a car allowance, subject to the terms and conditions of Company's benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

6. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive's duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company's policies.

7. Termination of Employment.

7.1 By the Company for Cause. During the Initial Term and following the Initial Term (to the extent Executive's employment continues on an at-will basis as set forth in Section 1 above), the Company may immediately terminate, without liability, Executive's employment for Cause. Termination shall be for Cause if: (i) there is any act or failure to act by the Executive which is in bad faith and to the detriment of the Company or which amounts to gross negligence or willful misconduct; (ii) the Executive refuses or fails to act in accordance with any lawful direction or order of the Board; (iii) due to gross unfitness or unavailability for service; (iv) the Executive engages in any act of moral turpitude or dishonesty which brings discredit upon the Company, or habitual neglect in the management of the affairs of the Company; (v) the Executive is convicted of a crime including a plea of guilty or *nolo contendere*; (vi) the Executive's violation of his duty of loyalty or fiduciary duty or a breach of the Confidentiality, Non-Solicitation, and Conflict of Interest Agreement Executive is signing concurrent with this Agreement; or (vii) the Executive's breach of contractual agreements between him and the Company. Upon a termination for Cause, the Executive will be entitled to receive any accrued but unpaid Base Salary due through the date of termination, as well as payment for any accrued, but unused vacation (collectively the "Standard Termination Benefits"). Thereafter, the Company's obligations hereunder shall terminate.

7.2 By the Company Without Cause during the Initial Term. During the Initial Term, the Company may terminate Executive's employment without Cause. In such event, the Company shall pay the Standard Termination Benefits and a severance payment ("Initial Term Severance Payment") equivalent to three months of Executive's Base Salary, payable over a three month period of time in equal installments, if Executive is terminated without Cause within the first year of Executive's employment, and a severance payment equivalent to six months of Executive's Base Salary, payable over a six month period of time in equal installments, if Executive is terminated without Cause during the second or third year of the Initial Term. Any such payments shall be pursuant to Company's normal payroll schedule, with the first installment payment made pursuant to the timing set forth in Section 7.5(c) below, provided the requirements of Section 7.5(c) are fully satisfied. Thereafter, the Company's obligations hereunder shall terminate. For the sake of clarity, should Executive's employment continue past the Initial Term, Executive shall not be entitled to the Initial Term Severance Payment set forth in this Section should Executive be terminated without Cause or should Executive resign for Good Reason.

7.3 By the Executive. The Executive may resign his employment for any reason during the Initial Term or following the Initial Term, provided he provides thirty (30) days' advance written notice to the Company. In such event, the Company

shall pay to the Executive the Standard Termination Benefits. Thereafter, all obligations of the Company hereunder shall terminate.

7.4 By Death. Upon the death of the Executive, the Company shall pay to the Executive's beneficiaries or estate, as appropriate, the Standard Termination Benefits. Thereafter, all obligations of the Company hereunder shall terminate.

7.5 Termination Obligations.

(a) The Executive hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, computer files, and other documents, proprietary information, and equipment furnished to or prepared by the Executive in the course of, or incident to, his employment belong to the Company and shall be promptly returned to the Company upon termination of Executive's employment.

(b) Upon termination of Executive's employment, the Executive shall be deemed to have resigned from all offices then held with the Company.

(c) Release of Claims. As a prior condition to the Executive receiving any payments under Sections 7.2 of this Agreement, Executive shall execute a release of claims, which shall include confidentiality and non-disparagement provisions, in a form that is acceptable to the Company. The Executive shall not be entitled to the payments under Sections 7.2 unless such Release is signed and delivered and no longer subject to revocation (if applicable) within the time specified in the release of claims. Provided that the foregoing requirements of this Section 7.5(c) are met, all payments shall commence on the sixtieth (60th) day following the date of the Executive's termination.

7.6 Section 409A Compliance.

(a) The parties intend for this Agreement either to satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. If this Agreement either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the parties hereby agree to amend or to clarify this Agreement in a timely manner so that this Agreement either satisfies the requirements of Section 409A or is exempt from the application of Section 409A.

(b) Notwithstanding any provision in this Agreement to the contrary, in the event Executive is a "specified employee" as defined in Section 409A, any Severance Payment, severance benefits, or other amounts payable under this Agreement, that would be subject to the special rule regarding payments to "specified employees" under Section 409A(a)(2)(B) shall be delayed by six months such that the first payment is made no earlier than the first date of the seventh month following the date of Executive's termination of employment (or the date of Executive's death, if earlier).

(c) To ensure satisfaction of the requirements of Section 409A(b)(3), assets shall not be set aside, reserved in a trust or other arrangement, or otherwise restricted for purposes of the payment of amounts payable under this Agreement.

(d) Company hereby informs Executive that the federal, state, local and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this Agreement are complex and subject to change. Executive hereby acknowledges that Company has advised him that he should consult with his own personal tax or financial advisor in connection with this Agreement and its tax consequences. Executive understands and agrees that Company has no obligation and no responsibility to provide Executive with any tax or other legal advice in connection with this Agreement. Executive agrees that he shall bear sole and exclusive responsibility for any and all adverse federal, state, local, and/or foreign tax consequences (including without limitation those tax consequences implicated by Section 409A) of this Agreement, and fully indemnifies and holds Company harmless therefore.

(e) For purposes of Section 409A, the right to receive a series of installments under this Agreement shall be treated as a right to a series of separate payments.

(f) Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company's applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

8. No Conflict of Interest. During Executive's employment with Company and during any period Executive is receiving payments from Company pursuant to this Agreement, Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during Executive's employment with Company, as may be determined by the Board of Directors in its sole discretion. If the Board of Directors believes such a conflict exists during the term of this Agreement, the Board of Directors may ask Executive to choose to discontinue the other work or resign employment with Company. If the Board of Directors believes such a conflict exists during any period in which Executive is receiving payments pursuant to this Agreement, the Board of Directors may ask Executive to choose to discontinue the other work or forfeit the remaining severance

payments. In addition, Executive agrees not to refer any client or potential client of Company to competitors of Company, without obtaining Company's prior written consent, during Executive's employment and during any period in which Executive is receiving payments from Company pursuant to this Agreement.

9. Confidentiality and Proprietary Rights. Executive agrees to read, sign and abide by Company's Confidentiality, Non-Solicitation, and Conflict of Interest Agreement, which is provided with this Agreement and incorporated herein by reference.

10. Injunctive Relief. Executive acknowledges that Executive's breach of the covenants contained in Sections 8-9 (collectively "Covenants") would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

11. Agreement to Arbitrate. To the fullest extent permitted by law, Executive and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for workers' compensation, unemployment insurance benefits, breach of Company's Confidentiality, Non-Solicitation, and Conflict of Interest Agreement and Company's right to obtain injunctive relief pursuant to Section 10 above are excluded. For the purpose of this Agreement to arbitrate, references to "Company" include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this Agreement shall apply to them to the extent Executive's claims arise out of or relate to their actions on behalf of Company.

11.1 Consideration. The mutual promise by Company and Executive to arbitrate any and all disputes between them (except for those referenced above) rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

11.2 Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

11.3 Arbitration Procedure. The arbitration will be conducted in Dallas, Texas by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association (AAA) (available on-line at www.adr.org). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of Texas, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof.

11.4 Costs of Arbitration. Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

12. General Provisions.

12.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive's rights or obligations under this Agreement.

12.2 Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

12.3 Attorneys' Fees. Each side will bear its own attorneys' fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys' fees to the prevailing party.

12.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

12.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

12.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Texas. Each party consents to the jurisdiction and venue of the state or federal courts in Dallas, Texas, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

12.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

12.8 Survival. Sections 8 ("No Conflict of Interest"), 9 ("Confidentiality and Proprietary Rights"), 10 ("Injunctive Relief"), 11 ("Agreement to Arbitrate"), 12 ("General Provisions") and 13 ("Entire Agreement") of this Agreement shall survive Executive's employment by Company.

12.9 Office Relocation. The Company acknowledges that the the Company's principal offices will be relocated to Houston, Tx no later than ninety(90) days after the execution of this Agreement.

13. Entire Agreement. This Agreement, including the Company's Confidentiality, Non-Solicitation, and Conflict of Interest Agreement incorporated herein by reference and the restricted stock and stock option agreements described in this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This agreement may be amended or modified only with the written consent of Executive and the Board of Directors of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: 21st May, 2012

Jerry Langdon

Dated: 5/21/2012

Latitude Solutions, Inc.

By: ______________________

Title: CEO